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                                                                      Exhibit 13

                            SUBSCRIPTION AGREEMENT

     Hilliard Lyons Growth Fund, Inc. (the "Fund"), an open-end management investment company and J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation ("Hilliard Lyons"), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Fund with its initial capital, the Fund hereby sells to Hilliard Lyons and Hilliard Lyons hereby purchases 34,995.625 shares of the Fund's Common Stock ($.001 par value per share) at $14.2875 per share (the "Shares"). The Fund hereby acknowledges receipt from Hilliard Lyons of $500,000 in full payment for the Shares.

     2. Hilliard Lyons represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that Hilliard Lyons has no present intention to redeem or dispose of any of the Shares.

     3. Hilliard Lyons hereby agrees that it will not redeem any of the Shares prior to the time that the Fund has completed the amortization of its organizational expenses. In the event that the Fund liquidates before the deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the ____ day of December, 1991.

                                   HILLIARD LYONS GROWTH FUND, INC.


                                   By:____________________________

                                   Title:_________________________


                                   J.J.B. HILLIARD, W.L. LYONS, INC.


                                   By:____________________________

                                   Title:_________________________